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                                                                   EXHIBIT 3.2


                              CERTIFICATE OF AMENDMENT
                                         OF
                            CERTIFICATE OF INCORPORATION
                                         OF
                             DURA PHARMACEUTICALS, INC.

     Dura Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation adopted the following resolution at a duly convened meeting of the Board:

          RESOLVED, that the number of shares of Common Stock that this Corporation is authorized to issue be increased from 100,000,000 to 200,000,000 shares.

     SECOND: That the Certificate of Incorporation of the Corporation be amended by changing paragraph (A) of the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows:

          "(A). CLASSES OF STOCK. The corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is Two Hundred Million (200,000,000), and the total number shares of Preferred Stock which the corporation is authorized to issue is Five Million (5,000,000), which shares of Preferred Stock shall be undesignated as to series."

     THIRD: That the said amendment has been approved and authorized by the holders of a majority of the issued and outstanding stock.

     FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its Chairman, President & Chief Executive Officer this 21st day of May, 1998.


                                   /s/ Cam L. Garner
                                   ----------------------------
                                   Cam L. Garner
                                   Chairman, President & Chief Executive Officer